EXHIBIT A TO SCHEDULE 13G


                     ROYAL MUTUAL FUNDS INC.


I, D'Arcy Chadwick, duly elected and acting Corporate Secretary, of Royal Mutual Funds Inc., a corporation organized and existing under the laws of Canada (the "Corporation"), hereby certify that Simon Lewis, President, is authorized to sign reports to be filed under Sections 13 and 16 of the Securities Exchange Act of 1934 on effect of this date.

      IN WITNESS HEREOF, I have hereunto set my name and affixed the seal of the Corporation as of the 25th day of February, 1998.


                               /s/ D'Arcy Chadwick
                              -----------------------
                               Corporate Secretary


[seal]